Exhibit 10.12
CDK GLOBAL, INC. 2014 OMNIBUS AWARD PLAN
FORM OF PERFORMANCE STOCK UNIT AWARD AGREEMENT
CDK GLOBAL, INC. (the “Company”), pursuant to the 2014 Omnibus Award Plan (the “Plan”), hereby irrevocably grants you (“Participant”), on XXXX XX, 20XX (the “Grant Date”), a Performance Stock Unit Award (the “Award”) of forfeitable performance stock units of the Company (“PSUs”), each PSU representing the right to receive one share of the Company’s common stock, par value $0.01 per share (“Common Stock”), subject to the restrictions, terms and conditions herein.
WHEREAS, Participant has been selected as a participant in the three-year performance stock unit program of the Company covering the Company’s 20XX, 20XX and 20XX fiscal years, as described in the letter previously provided to Participant (the “PSU Award Letter”); and
WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company and its stockholders to grant the award provided for herein to Participant, on the terms and conditions described in this Performance Stock Unit Award Agreement (this “Agreement”).
NOW, THEREFORE, for and in consideration of the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, and their permitted successors and assigns, hereby agree as follows:

1.	Terms and Conditions.

(a)
Award. Subject to the other terms and conditions contained in this Agreement, the actual number of PSUs that are earned, if any, pursuant to the terms and conditions of the Award will be determined by the Company (the “Total Award”) and shall be computed in accordance with Section 3 below, as a percentage of the sum of (i) the Target Number of PSUs set forth in the PSU Award Letter (the “Target Award”) plus (ii) any Dividend Equivalent PSUs (as defined below). The Total Award shall be a whole number of PSUs only.

(b)
Performance Period. Subject to the other terms and conditions contained in this Agreement, the performance period for the Award commenced on XXXX XX, 20XX and shall terminate on XXXX XX, 20XX (the “Performance Period”).

(c)
Dividend Equivalents. Until shares of Common Stock are delivered to Participant in respect of the settlement of the Award, at no time shall Participant be deemed for any purpose to be the owner of shares of Common Stock in connection with the Award and Participant shall have no right to dividends in respect of the Award; provided, however, that each time the Company pays a dividend with respect to a share of Common Stock during the period from the Grant Date to the Payout Date

(as defined below), Participant shall be credited with an additional number of PSUs (the “Dividend Equivalent PSUs”) equal to (i) the quotient obtained by dividing the amount of such dividend by the Fair Market Value (as defined in the Plan) of a share of Common Stock on such date, multiplied by (ii) the Total Award.

(d)
Settlement. For Participants whose home country is the United States, subject to the other terms and conditions contained in this Agreement, the Company shall settle the Award by causing one share of Common Stock for each PSU in the Total Award that is outstanding (and not previously forfeited) as of the Payout Date to be registered in the name of Participant and held in book-entry form on the Payout Date. For Participants whose home country is not the United States, subject to the other terms and conditions contained in this Agreement, the Company shall settle the Award by the payment to the Participant in cash (without interest) of an amount equal to the Fair Market Value of the PSUs (the U.S. dollar value of Participant’s PSUs will be converted into Participant’s local currency using the exchange rate determined by the Company) on the Payout Date subject to applicable withholding.

2.	Forfeiture of PSUs.

(a)
Termination of Employment Generally. Except as otherwise determined by the Company in its sole discretion or as provided in Section 2(b) below, all PSUs and Dividend Equivalent PSUs shall be forfeited without consideration to Participant upon Participant’s termination of employment with the Company or its Affiliates for any reason (and Participant shall forfeit any rights to receive shares of Common Stock or cash in respect of the Award).

(b)
Termination After XXXX XX, 20XX due to Death, Disability or Retirement. In the event that after the first anniversary of the commencement of the Performance Period and prior to completion of the Performance Period, Participant’s employment with the Company is terminated due to death, Disability (as defined in the Plan) or retirement (defined for purposes of this Agreement as voluntary termination of employment at or after age 65, or age 55 with 10 years of service with the Company or its Affiliates), Participant shall be entitled to receive a pro-rata portion of the Award determined in accordance with Section 3. For the avoidance of doubt, if a Participant’s employment is terminated prior to XXXX XX, 20XX, the Award and any rights to receive shares of Common Stock, cash and Dividend Equivalent PSUs with respect thereto, will be forfeited without consideration.

3.	Performance Determinations.

(a)
Following completion of the Performance Period (or, if Participant’s employment has terminated after the first anniversary of the commencement of the Performance Period due to death, Disability, or retirement, as soon as administratively feasible (in the Committee’s sole discretion) following such termination), the Company will determine the Total Award, calculated as the number (rounded down to the nearest whole PSU) equal to the product of (i) the Target Award plus any Dividend Equivalent

PSUs and (ii) the Final Payout Percentage; provided, that if Participant’s employment has terminated in the manner described in Section 2(b), the Total Award shall be calculated as the number (rounded down to the nearest whole PSU) equal to the product of (i) the Target Award plus any Dividend Equivalent PSUs, and (ii) the Pro-Rata Percentage.

(b)	In the event of a Change in Control:

(i)
if the Award is not continued, substituted or assumed (in accordance with Section 12 of the Plan) in a manner such that the securities underlying the Award following the Change in Control are traded on a “liquid market” (i.e., the Nasdaq Global Market, the New York Stock Exchange or a comparable international market in which the Participant is able to readily and without administrative complexity sell shares underlying the award, as reasonably determined by the Board) (a “Permitted Assumption”), then the Award shall become fully vested and the Payout Date shall be immediately prior to the Change in Control, with the Performance Goals deemed satisfied at the target level; or

(ii)
if the Award is subject to a Permitted Assumption in connection with the Change in Control, then the Performance Goals shall be deemed satisfied at the target level, and the service requirement shall continue in accordance with, and subject to, the terms of the award.

(c)	For purposes of this Agreement:

(i)
“Final Payout Percentage” is a number, expressed as a percentage, calculated by application of the Performance Formula to achievement of the Performance Goals over the Performance Period, as determined by the Committee.

(ii)	“Payout Date” shall be:

•
XXXX XX, 20XX or as soon as administratively feasible (but not later than 60 days) thereafter if Participant remains employed with the Company or its Affiliates until the end of the Performance Period;

•
XXXX XX, 20XX or as soon as administratively feasible (but not later than 60 days) thereafter if Participant’s employment with the Company and its Affiliates terminates due to retirement after the first anniversary of the commencement of the Performance Period; provided that if Participant subsequently dies or becomes Disabled during the Performance Period, the Payout Date shall be as soon as administratively feasible (but not later than 60 days) after Participant’s termination due to death or Disability;

•
as soon as administratively feasible (but not later than 60 days) after termination of employment if Participant’s employment with the Company and its Affiliates terminates due to death or Disability after the first anniversary of the commencement of the Performance Period; and

•	immediately prior to a Change in Control, if the Payment Date is accelerated pursuant to Section 3(b)(i) above.

(iii)
“Pro-Rata Percentage” is a number, expressed as a percentage, equal to the quotient of (i) the number of completed months from XXXX XX, 20XX until the date of Participant’s termination of employment, divided by (ii) 33.

(d)
All determinations with respect to the Award or this Agreement by the Company or Committee, including, without limitation, determinations of performance pursuant to the Performance Goals, the Final Payout Percentage, and timing of settlements, shall be within the Company’s absolute discretion and shall be final, binding and conclusive on Participant.

4.	Restrictive Covenant; Clawback; Incorporation by Reference.

(a)
Restrictive Covenant. The effectiveness of the Award granted hereunder is conditioned upon the execution and delivery by Participant within ninety (90) days from the date of the Award of any restrictive covenant furnished herewith. If the Company does not receive the signed (whether electronically or otherwise) restrictive covenant within such ninety (90) day period, the Award shall be terminable by the Company.

(b)
Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, the PSUs may be forfeited without consideration if Participant, as determined by the Committee in its sole discretion (i) engages in an activity that is in conflict with or adverse to the interests of the Company or any Affiliate, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or (ii) without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement between Participant and the Company or any Affiliate. If Participant engages in any activity referred to in the preceding sentence, Participant shall, at the sole discretion of the Committee, forfeit any gain realized in respect of the PSUs (which gain shall be deemed to be an amount equal to the Fair Market Value, on the applicable Payout Date, of the shares of Common Stock or cash delivered to Participant under this Award), and repay such gain to the Company. The PSU Award, and all incentive based compensation payable pursuant to the PSU Award, shall be subject to (i) the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed.

(c)
Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan, and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

5.
Compliance with Legal Requirements; Stockholder Approval. The granting and delivery of the Award, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. Notwithstanding anything herein to the contrary, the Award shall be contingent upon the approval of the Plan by the Company’s stockholders at the 2015 annual meeting of stockholders, and shall be null and void if such approval is not obtained.

6.
Transferability. No PSUs may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate.

7.	Miscellaneous.

(a)
No Other Rights as a Stockholder. Except as set forth herein, the Participant shall not have any rights as the owner of any shares of Common Stock subject to the PSUs until any such shares are delivered to the Participant upon settlement of the PSUs.

(b)
Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(c)
Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d)
No Right to Employment. Nothing contained in this Agreement shall be construed as giving Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge Participant with or without cause at any time for any reason whatsoever. Although over the course of employment terms and conditions of employment may change, the at-will term of employment will not change.

(e)
Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, Participant and Participant’s beneficiaries, executors, administrators, heirs and successors.

(f)
Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto; provided, that neither this Agreement nor the Plan shall supersede any portion of any severance plan maintained by the Company from time to time in which the Participant is eligible for severance benefits that provides for vesting or continued survival of equity awards upon a severance-eligible termination of employment that is more favorable than as set forth herein or in the Plan. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of Participant under the Plan.

(g)
Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

(h)	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

CDK GLOBAL, INC.

Lee J. Brunz
Vice President, General Counsel and Secretary

Signature        Date

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